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                                                                 Exhibit: 10.14T

SECURITY INTEREST AGREEMENT (#17)                                 March 29, 1995

WHEREAS the Trudy Corp (d/b/a Soundprints) of 165 Water Street in Norwalk, Ct. (hereafter "Trudy") is seeking to pay various capital expenses including the Energy Solutions payment of $6,800 to relamp and reballast a large portion of the building, and

WHEREAS the Trudy Corp has to date been unable to secure financing for low cost, three year funding, and

WHEREAS William W. Burnham (hereafter "Burnham") of White Oak Shade Road in New Canaan, Ct. is willing to assist Trudy Corp by lending Trudy Corp $4,800.00 (four thousand eight hundred dollars and 00/100) for capital expenditures net of the $2,000 rebate by South Norwalk Electric on March 29, 1995,

NOW THEREFORE, Trudy Corp agrees to provide a security interest to Burnham in recognition of the value he is providing the Company and the risks inherent therein. Given that this cash is necessary for the Company to survive, that cash has great value to Trudy.

Trudy agrees to give Burnham a collateral interest in all Cash or Securities, all Accounts Receivable both of Trudy and its subsidiary, Soundprints, all inventory of whatever kind, and all furniture and fixtures. This security interest shall be limited to the amount referred to above, plus imputed interest of 10% per annum. Trudy shall repay Burnham with monthly payments of $154.88 for a period of thirty six months (totaling $5,575.77 over three years, including interest of $775.77).

Burnham shall be entitled to perfect his security interest, if and when, Trudy is unable to repay this debt on its maturity; the entire $4,800 should be repaid by May 1, 1998. In such circumstances, Burnham shall have a collateral interest second only to that of Union Trust (if any) and Alice Burnham, but in any event senior to all trade creditors and to all other liabilities of the Company unless otherwise stated or stipulated by legislation.

Both parties agree that there may be partial reductions under this agreement as funds are repaid by Trudy to Burnham; the collateral interest shall be reduced pro rata.

AGREED:  /s/ Peter P. Ogilvie                  ACCEPTED:  /s/ William W. Burnham
         ----------------------                           ----------------------
         Peter P. Ogilvie, VP.                           William W. Burnham
         for Trudy Corp

Dated:   March 30, 1995.